Filed Pursuant to 424(b)(3) and 424(c)
Registration No. 333-140438

Prospectus Supplement No. 1 dated July 17, 2007
To Prospectus dated February 2, 2007

RM HEALTH INTERNATIONAL, INC.
COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the prospectus dated February 2, 2007 relating to the resale of up to 3,559,300 shares of our common stock.

Notice about Information Presented in this Supplement

This supplement may be used by the Selling Security Holders to offer their shares only if accompanied by the Prospectus dated February 2, 2007.

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This supplement provides information that supersedes, or is in addition to, information presented in the prospectus. If there is any difference between the information presented in this supplement and the information contained in the prospectus, you should rely on the information in this supplement.

▪	You should rely only on the information provided in this supplement and the prospectus. We have not authorized anyone to provide you with different information.

▪	We do not claim the information contained in this supplement or the accompanying prospectus is accurate as of any date other than the dates on their respective covers.

▪	All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”

This Prospectus Supplement No.1 modifies and supersedes the section entitled “Plan of Distribution” starting on page 22 of the Prospectus, to include the following disclosure at the end of that section as follows:

In the event that there is an NASD member or independent broker/dealer involved in the distribution of securities on behalf of selling shareholders, the maximum commission or discount to be received will not be greater than 8% of the sale of any securities which were registered pursuant to this prospectus under SEC Rule 415.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled "Risk Factors" on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Supplement Is: July 17, 2007